Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER TO SETTLE 3.5% CONVERTIBLE SENIOR NOTES SOLELY WITH COMMON STOCK

Auburn Hills, Michigan, December 13, 2011 - BorgWarner has elected to settle all conversions of its 3.50% Convertible Senior Notes due 2012 (the “Notes”) by delivering solely shares of the company's common stock to converting Noteholders.

On and after December 15, 2011, the company will deliver to each converting Noteholder a number of shares of the company's common stock equal to the aggregate principal amount of Notes to be converted, divided by $1,000, and multiplied by the then-applicable conversion rate. If all of the outstanding Notes were converted at the initial conversion rate, the company would deliver approximately 11.4 million shares of common stock, all of which have been obtained through share repurchases and are held in Treasury. The conversion rate is subject to change.

Additional information about the Notes, including instructions for the conversion procedure, may be found in the prospectus, prospectus supplement, indenture, and second supplemental indenture previously filed with the Securities and Exchange Commission.

The Notes mature on April 15, 2012.

About BorgWarner
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,” “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.